                                                                   Exhibit 12.1


            GE FINANCIAL ASSURANCE HOLDINGS, INC. AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges

                         (Dollar amounts in millions)

                                                                  Years Ended December 31,
                                                                  ------------------------
                                                        1999      1998      1997      1996      1995
                                                       ------    ------    ------    ------    ------
Net earnings                                           $  638    $  492    $  425    $  229    $  101
Provision for income taxes                                248       301       261       140        67
Minority interest                                           4         -         -         1         -
Cumulative effect of accounting change                    (25)        -         -         -         -
                                                       ------    ------    ------    ------    ------
Earnings before income taxes, minority
  interest and cumulative effect of
  accounting change                                       865       793       686       370       168

Fixed charges:
  Interest                                                 95        95        23         1         -
  Interest portion of net rentals                          21        15         9         5         3
                                                       ------    ------    ------    ------    ------
Total fixed charges                                       116       110        32         6         3

Less interest capitalized, net of amortization              -         -         -         -         -
                                                       ------    ------    ------    ------    ------
Earnings before income taxes, minority
  interest and cumulative effect of
  accounting change plus fixed charges                 $  981    $  903    $  718    $  376    $  171
                                                       ======    ======    ======    ======    ======
Ratio of earnings to fixed charges                        8.5       8.2      22.4      62.7      57.0
                                                       ======    ======    ======    ======    ======

For purposes of computing the ratios, fixed charges consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.




























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